Exhibit 10.1

CHIEF TECHNOLOGY OFFICER

EMPLOYMENT AGREEMENT

This Employment Agreement for Chief Technology Officer (the “Agreement”) is entered into as of the 1st day of May 2025 (the “Effective Date”) by and between HEALTHCARE INTEGRATED TECHNOLOGIES INC., a Nevada corporation (the “Company”), and Anand Ijju (the “Executive”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Executive to perform those Chief Technology Officer (“CTO”) duties as defined by the President or and/or Board of Directors (“BOD”) and such other duties as may be requested from time to time by the President and/or BOD of the Company. Executive hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement.

2. Chief Technology Officer. The Company hereby engages Executive as Chief Technology Officer of the Company on the terms and conditions set forth in this Agreement. During the Employment Period, Executive shall report directly to the President of the Company, and exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with Executive’s position, consistent with the responsibilities assigned to officers of companies comparable to the Company, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the Articles of Incorporation and By-laws of the Company. Without limiting the generality of the foregoing, the Executive shall undertake their duties in a manner consistent with the best interests of the Company and shall perform their duties to the best of their ability and in a diligent and proper manner. Executive shall perform all duties, services, and responsibilities in accordance with the guidelines, policies and procedures established by the Board of Directors (the “Board”) from time to time. Executives further agree to devote their time, attention, full skill and best efforts to the interests and business of the Company. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Executive from devoting time to serve on corporate boards (subject to Board approval), passive personal investments, private business affairs, educational and charitable interests, provided that none of such activities, individually or in the aggregate, interferes with the performance of his duties and responsibilities hereunder or conflicts or competes with the interests of the Company.

3. Compensation.

A. Salary. Effective May 1, 2025, the Company shall pay to Executive, as initial compensation for the performance of their duties and obligations under this Agreement, a base salary at the rate of $150,000 per annum during the Employment Period, payable in accordance with the normal payroll practices of the Company for its executive officers.

B. Discretionary Bonus Fee. The Executive may be awarded a bonus from time to time and in such amounts as may be determined by the CEO or Board of Directors of the Company in their sole discretion.

C. Equity Incentives. Equity/Long-Term Incentives. In addition to base salary, annual incentive awards and other compensation provided hereunder, the CEO or Board may grant to Executive long-term incentive awards, in the form of equity awards or cash incentives or otherwise, from time to time and in the discretion of the CEO or Board.

(i) Stock Grant. TheExecutiveshallbegranted, by the Company, a stock grant of 500,000 shares of the Company’s common stock. The stock grant shall be non-qualified and shallbecomevested as follows:

166,666 shares shall vest on May 1, 2026

166,667 shares shall vest on May 1, 2027

166,667 shares shall vest on May 1, 2028

D. Benefits. During the term of this Agreement, Executive shall not be entitled to participate in any employee benefit plans, programs, and arrangements of the Company.

4. Term and Survivability. The term of this Agreement shall be for a period of three (3) years, beginning on the Effective Date. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause. If Executive is terminated for cause, it shall become effective immediately upon written notice to the other party. If Executive is terminated without cause, this Agreement shall be terminated upon thirty (30) days written notice.

5. Termination Fee. If Executive is terminated for any reason other than for cause or by voluntary termination by the Executive, the Executive shall be entitled to receive a termination fee equal to one (1) month of Base Fee as defined in Section 3A hereof.

6. Termination.

A. Voluntary Termination: In the event Agreement is terminated because Executive voluntarily terminates their engagement before May 1, 2028, then:

(i) Company will not pay the Termination fee, or any portion thereof; and

(ii) Executive will receive any unpaid portion of the Base Fee through the date of termination.

B. Termination for Cause. In the event Agreement is terminated by the Company because Executive: (i) is convicted of (including a plea of guilty or no contest as to) any crime (whether or not involving the Company) constituting a felony, indictable offense, or offense punishable by incarceration in excess of six months; (ii) has engaged in any substantiated act involving moral turpitude; (iii) Executive’s gross neglect or misconduct in the performance of engagement duties including the willful failure or refusal to perform such duties as may reasonably be assigned to Executive by the President and/or BOD of the Company consistent with Executive’s CTO position, including being non-responsive to communication attempts by the President, the CEO and/or the BOD, or (iv) a material breach of any provision of this Agreement; provided, however, that with respect to clauses (iii) or (iv), the Company will give to Executive advance notice so that they will have at least ten (10) business days to cure any such breach, the engagement Termination Fee will not be payable; provided that in such event, however, the Company would pay to Executive any amounts due to Executive pursuant to Section 4 hereof prorated to the date of such termination.

C. By Death. The Agreement shall terminate automatically upon the death of Executive. In such event, the Company shall pay to Executive or their estate any accrued but unpaid Base Fee and any Discretionary Bonus Fee to the extent earned.

7. Costs and Expenses of Executive’s Performance. All costs and expenses of Executive’s performance hereunder shall be borne by the Company upon submission and approval of documentation of such costs and expenses in accordance with the Company’s expense reimbursement policy.

8. Confidentiality. For a period of twenty-four (24) months from the termination of this Agreement, Executive agrees they will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired from the Company by the Executive during the period of the Executive’s engagement by the Company. For purposes of this Agreement, “Confidential Information” shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates, or proprietary information of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, including such information, knowledge, Trade Secret or data conceived, originated, discovered or developed by Executive hereunder. For purposes of this Agreement, “Trade Secrets” shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company’s business or in the business of any of its affiliates.

Confidential Information and Trade Secrets shall not include, and the foregoing shall not apply to, information that is (i) generally available to the public other than a result of a disclosure by Executive; (ii) available to Executive on a non-confidential basis prior to the disclosure by Company to Executive; (iii) available to the Executive on a non-confidential basis from a source other than Company or its affiliates, provide, however, that such source is not bound by a confidentiality agreement; or (iv) required to be disclosed by Executive by law or pursuant to court order. Executive shall notify the Company of any information that comes to its attention that might indicate that there has been a loss of confidentiality with respect to the Confidential Information.

9. Return of the Company’s Proprietary Materials. Executive agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Executive may then possess or have under its control.

10. Assignment of Proprietary Rights. Executive hereby assigns and transfers to the Company all right, title and interest that Executive may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Executive, whether solely or jointly with others, during the period of Executive’s engagement by the Company which directly relate to and claim an improvement upon the technology or intellectual property owned by the Company.

Executive acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Executive develops or prepares for the Company hereunder during the period of Executive’s engagement by the Company and that such work by Executive shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 13, Executive will assist the Company in any reasonable manner for reasonable compensation to obtain for the Company’s benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Executive will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement.

11. Trade Secrets of Others. Executive represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Executive in confidence or in trust prior to its engagement by the Company, and Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Executive agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

12. Other Obligations. Executive acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions made known to him in writing by the Company and to act as may be reasonably required to discharge the obligations of the Company thereunder.

13. Indemnification. The Company shall, at its own expense, defend, indemnify and hold harmless the Executive from and against any and all liabilities, claims, actions, losses, costs and expenses (including reasonable attorneys’ fees and disbursements) (i) relating to or arising out of the Company’s actual or alleged violation of any law, statute, ordinance, order, rule or regulation; or (ii) to the extent such Claim is primarily and directly based upon information or direction provided by the Company to Executive; provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from Executive’s (A) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right other than as may be directed or induced by the Company for the services provided by Executive hereunder; (B) breach of this Agreement or any other agreement; (C) violation of any law, statute, ordinance, order, rule or regulation; or (D) any negligence or intentional misconduct in connection with such performance. This indemnification is not voided by the termination of this agreement.

14. Non-Solicitation. Executive will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual’s relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

15. Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Executive, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

16. Governing Law. This Agreement shall be governed, construed, and interpreted in accordance with the internal laws of the state of Tennessee.

17. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement may not be modified, changed, or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

18. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Executive without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

19. Approval of Public Communications and Press Releases. Executive and Company agree that any public announcement regarding Executive must be approved by Executive in advance.

20. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

21. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

22. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice):

(i) If to the Company:

Healthcare Integrated Technology Inc.

311 S. Weisgarber Road

Knoxville, TN 37919

(ii) If to Executive:

Anand Ijju

801 Durham Ct.

Southlake, TX 76092

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date received.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Anand Ijju
Anand Ijju

HEALTHCARE INTEGRATED TECHNOLOGIES, INC.

/s/ Dustin M. Hillis
By:	Dustin M. Hillis
Its:	President & CSO